Evommune Announces Late-Breaker Presentation of Phase 2a Data for EVO301 in Atopic Dermatitis at European Academy of Dermatology & Venereology 2026 Congress

Palo Alto, Calif., and New York, September 23, 2026 – Evommune, Inc. (NYSE: EVMN) (“Evommune” or the “Company”), a clinical-stage biotechnology company developing innovative therapies that target key drivers of chronic inflammatory diseases, today announced that data from the Phase 2a trial of EVO301 in moderate-to-severe atopic dermatitis (AD) will be presented in a late-breaking oral session at the upcoming European Academy of Dermatology & Venereology (EADV) Congress, taking place in Vienna, Austria from September 30 to October 3, 2026.

EVO301 is a long-acting, native IL-18 binding protein (IL-18BP) fused to a serum albumin binding Fab, designed to neutralize aberrantly upregulated IL-18 activity. IL-18 sits upstream of the Th2 axis and modulates Th1, Th2, Th17/22 and innate inflammatory pathways.

“Twenty-nine million patients still need advanced therapy for their moderate‑to‑severe AD.1 IL-18 inhibition has clinically demonstrated its ability to impact the Th2 drivers of AD, consistent with current standard of care. Additionally, targeting IL‑18 offers a novel, upstream approach that goes beyond Th2, addressing multiple broad inflammatory pathways and resulting in its potential to serve a broad spectrum of patients in this highly heterogeneous disease,” said Luis Peña, President and Chief Executive Officer at Evommune. “We look forward to sharing the Phase 2a data at EADV, building on the topline results we reported earlier this year. The Phase 2b dose-ranging study for EVO301 in moderate-to-severe AD, anticipated to begin in mid-2027, advances a core component of our broad inflammatory disease focused pipeline.”

Late-Breaking Oral Presentation
Title: Positive Top-line Data from the Phase 2a Proof-of-Concept Trial of EVO301, a Novel IL‑18 Binding Protein, in Patients with Moderate-to-Severe Atopic Dermatitis
Session: D2T01.4 – Late Breaking News
Presenter: Dr. Mark G. Lebwohl, Dean for Clinical Therapeutics and Chairman Emeritus, Department of Dermatology, Icahn School of Medicine at Mount Sinai
Date: Thursday, October 1
Time: 4:30–4:45 pm CEST / 10:30–10:45 am EDT
Location: Hall A

1 7 Major Markets, including US, EU5 and Japan. Total estimated prevalence in adult and pediatric populations from Decision Resources DL&F

About IL-18

IL-18 is a known inflammatory pathway which plays a key role in various immune processes and acts as a key upstream therapeutic target for AD and other chronic inflammatory diseases. As an alarmin cytokine, IL-18 acts as a general amplifier of inflammation, capable of driving multiple inflammatory responses, including Th1, Th2, Th17/22 and innate pathways. This upstream position is crucial for treating conditions with heterogeneous inflammation, where targeting a single pathway may not be optimal. An upregulated IL-18 pathway cyclically activates inflammatory mediators in an aberrant manner, resulting in tissue damage and other inflammatory pathology. IL-18 directly disrupts essential barrier functions, positioning it as a pivotal pathogenic factor. Targeting IL-18 offers a novel broader therapeutic utility, simultaneously reducing inflammation and restoring tissue integrity for patients with complex inflammatory conditions.

About EVO301

EVO301 is a long-acting injectable SAFA-IL-18BP fusion protein designed to neutralize aberrantly upregulated IL-18 activity. We believe EVO301 has the potential to facilitate more efficient tissue distribution and improved activity relative to existing attempts to antagonize or inhibit the IL-18 pathway. In addition, EVO301 incorporates several distinguishing design features, including selective and high binding affinity of native human IL-18BP and binding to serum albumin, smaller molecular weight, extended half-life for the neutralization of IL-18, and lower potential for immunogenicity. Evommune believes the distinct mechanism and modality of EVO301 provides multiple, potentially synergistic avenues to bring innovative therapeutics to the large, underserved and rapidly expanding population of patients suffering from chronic inflammatory diseases.

About Evommune, Inc.

Evommune, Inc. is a clinical-stage biotechnology company developing innovative therapies that target key drivers of chronic inflammatory diseases. The Company’s mission is to improve patients’ daily lives and prevent the long-term effects of uncontrolled inflammation that are a consequence of the limitations of existing therapies. To achieve this, Evommune is advancing a portfolio of differentiated product candidates that target key drivers of chronic inflammation. For more information, please visit www.evommune.com and follow us on LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical facts are “forward-looking statements.” These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: the potential therapeutic benefit of EVO301; the design, objectives, initiation, timing and progress of the Phase 2b clinical trials evaluating EVO301 in AD; and continued advancement of the Company's portfolio. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause the Company’s clinical development programs, future results or performance to differ materially from those expressed or implied by the forward-looking statements. Many factors may cause differences between current expectations and actual results, including: the Company’s limited operating history and historical losses; the potential that success in preclinical testing and earlier clinical trials does not ensure that later clinical trials will generate the same results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate; the Company’s ability to obtain regulatory approval of and successfully commercialize its product candidates; the impacts of macroeconomic conditions, including heightened inflation and uncertain credit and financial markets, on the Company’s business, clinical trials and financial position; unexpected safety or efficacy data observed during preclinical studies or clinical trials; clinical trial site activation or enrollment rates that are lower than expected; the Company’s ability to realize the benefits of its collaborations and license agreements; changes in expected or existing competition; changes in the regulatory environment; the Company’s ability to obtain, maintain and protect its intellectual property; and unexpected litigation or other disputes. Other factors that may cause the Company’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are identified under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, filed with the SEC on March 5, 2026, as supplemented by the Company’s Quarterly Report on Form 10-Q, filed with the SEC on August 6, 2026, and in other filings that the Company makes and will make with the SEC in the future. The Company expressly disclaims any obligation to update any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Media and Investors:

Megan Humphreys

megan.humphreys@evommune.com